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                               A G R E E M E N T
                             ON ASSIGNMENT OF CLAIM
             entered into pursuant to Section 524 and following of
                     Act No. 40/1964 Coll., the Civil Code

This Agreement on Assignment of Claim (hereinafter the Agreement") has been entered into on December 12, 1996 between

1. Ceska spo0itelna, a. s., with its registered office at Na Prikope 29, Praha 1, PSC 113 98, IDN: 45 24 47 82, represented by JUDr. Karel Kotrba, the Vice-chairman of the Board of Directors and the First Deputy to the General Director, and JUDr. Rudolf Hanus, the member of the Board of Directors and the Deputy to the General Director (hereinafter only "the Assignor")

and

2. CME Media Enterprises B.V., with its registered office at Leidseplein 29, Amsterdam, the Netherlands, represented by JUDr. Martin Radvan, LL.M., advocate at the law office at Praha 1, Jind0isska 20, on the basis of the power of attorney of July 17, 1996 (hereinafter only "the Assignee"),

(hereinafter independently only "the Party" and collectively only "the
Parties").

                                       I.

                        Representations of the Assignor

1. The Assignor represents that he owns the claim towards the company Radio Alfa, a. s., with its registered office at Praha 1, Na porici 12, IDN: 49 24 09 35 (hereinafter only "the Company"), of the balance (it means, without non-paid accounted interests and fees) of the drawn long-term loan No. 33320-159650-988/0800, based on a loan contract of June 10, 1996 concluded between the Assignor and the Company (hereinafter only "the Loan") in the amount of 17,324,000 CZK (in words: seventeen million three hundred twenty four thousand Czech crowns) at the date of signing (hereinafter only "the Claim") on which the amount 17,324,000 CZK (in words: seventeen million three hundred twenty four thousand Czech crowns) remains due and owing.

2. The Assignor further represents, the Claim validly exists and has not been expired by any agreement between the Assignor and the Company or between the Assignor and any third party and that the Claim is not subject of any legal relation

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    between the Assignor and any third party, including, but not limited that the Claim or any right connected with it has not been assigned to any third party.

3. The Assignor further represents that at this time there is no pending or threatened litigation at the court or any similar authority deciding the disputes, which could suspend the Claim.

                                      II.

                            Purpose of the Agreement

1. The Assignor as the creditor of the Company assignees to the Assignee the Claim towards the Company - the balance of the Loan in the amount of 17,324,000 CZK (in words: seventeen million three hundred twenty-four thousands Czech crowns).

2. Non-paid accounted interests of the Loan including fees in the amount of 515,791.80 CZK (in words: five hundred fifteen thousands seven hundred ninety-one Czech Crowns eighty hellers) at the day of the signing of this Agreement, which will remain the obligation of the Company to the Assignor until they will be paid, however, they will not be increased.

                                      III.

                                  The Payment

1. The Payment of Assignment of the Claim has been agreed between the Parties to be 11,260,600 CZK (in words: eleven million two hundred sixty thousand six hundred Czech crowns) and shall be payable within 14 (in words: fourteen) days after the signing of this Agreement.

2. The day on which the respective sum pursuant to the point 1. is credited to the Assignor's Account No. 159650-988/0800, constant symbol (k. s.) No.:
    298, variable symbol (v. s.) No.: 121296 in Ceska sporitelna, a. s., SWIFT
    CODE: CSPO CZ PP, or to a different account the details of which the Assignor shall provide to the Assignee no later than at the time of signing of this Agreement.

3. If the Assignee is in delay with the payment of the Payment, the Assignee would be obliged to pay an interest of 0.04 % for each day of delay.

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                                      IV.

                           The Assignor's Obligations

1. The Assignor shall notify the Company of the Assignment of the Claim from the Assignor to the Assignee within 3 (in words: three) days of the day on which the payment pursuant to the Section III. is paid.

2. If the fulfilment of the assigned Claim is secured by the pledge, guarantee or otherwise, the Assignor is obliged to inform about the assignment of the Claim the person, who provided the security of the Claim.

3. If the Assignor was under the obligation to obtain any approval with the assignment of the Claim, the Assignor hereby declares that all such approvals have been obtained.

                                       V.

                           The Assignee's Obligation

The Assignee is obliged to pay to the Assignor for the assignment the concluded Payment in the amount and in the way defined in the Article III.

                                      VI.

                                Final Provisions

1. A penalty of CZK 1,000,000 (in words: one million Czech crowns) has been agreed between the Parties to be applicable should either of the Parties be in breach of any of the arrangements hereunder, with the exception of
    Article III. of this Agreement, which sanction in case of breach is defined independently in the Article III. The Party in breach shall pay the penalty to the other Party irrespective of whether in this connection, and if so to what extent, the other Party has suffered any damage that may be claimed separately.

2.   This Agreement is valid and effective upon its signing.

3. This Agreement has been entered into subject to, and shall be governed by the Czech law.

4. This Agreement has been made out in the Czech and English languages; in the event of ambiguity the Czech language shall control.

5. This Agreement has been made out in four counterpart copies in each language version. Each of the Parties shall receive two Czech copies and two English copies of this Agreement.

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6.  This Agreement may only be changed in written form of the amendments signed by both Parties.

7. The Parties have agreed that all disputes, if any, arising from or in connection with this Agreement shall first of all be settled in an amicable manner. In the event no amicable solution is reached within 30 (in words: thirty) days. All disputes arising from or in connection with this Agreement finally decided in the arbitration proceedings at the Court of Arbitration attached to the Chamber of Economy of the Czech Republic and the Agrarian Chamber of the Czech Republic by three arbitrators designated pursuant to the Rules. The proceedings shall be governed by the Rules of the Court of Arbitration. The proceeding shall take place in Prague in Czech and English languages.

8. If it is not stated in this Agreement otherwise, the relevant provisions of the Civil Code is used.

This Agreement constitutes a proper and solemn expression of free will of both Parties hereto. In witness whereof, the Parties attach their hand hereto.

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         the Assignor                       the Assignee

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         the Assignor